Exhibit (a)(5)(C)

Gleacher & Company, Inc. Mails Materials to Stockholders Reflecting Amended Terms of Tender Offer

New York, NY—November 8, 2011—Gleacher & Company, Inc. (Nasdaq: GLCH) today completed the mailing of tender offer materials to its stockholders reflecting the amended terms of its modified “Dutch auction” tender offer.  The Company is now offering to purchase up to 6 million shares, or up to 4.71%, of its outstanding common stock at a price of not less than $1.25 and not more than $1.35 per share.  The Company also extended the expiration date of the offer until 12:00 midnight, New York City time, on November 22, 2011, unless further extended or withdrawn.  The tender offer otherwise remains subject to all previously announced terms and conditions.

Stockholders should note that all previous tenders are invalid.  This means that stockholders who have already tendered shares into the offer, including those that indicated that they would accept the final price determined by the Company in the tender offer, must re-tender their shares if they wish to participate in the offer.  To tender shares in the offer on its amended terms, stockholders must submit to the depositary a new Letter of Transmittal, which stockholders will receive as part of today’s mailing, and otherwise follow the procedures set forth in the tender offer materials, as amended.

The information agent for the tender offer is MacKenzie Partners, Inc.; the depositary is American Stock Transfer & Trust Company, LLC; and the dealer manager is Gleacher & Company Securities, Inc.  Additional copies of the Offer to Purchase and other related materials may be obtained for free from the information agent by calling toll free at (800) 322-2885.  Questions regarding the tender offer should also be directed to the information agent at the number above.

About Gleacher & Company, Inc.

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent investment bank that provides corporate and institutional clients with strategic and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as capital raising, research based investment analysis, and securities brokerage services, and through a new subsidiary, engages in residential mortgage lending.  For more information, please visit www.gleacher.com.

Certain Information Regarding the Tender Offer

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell shares of the Company’s common stock. The tender is being made only pursuant to the Offer to Purchase and the related materials that the Company has distributed to its stockholders, as they may be amended and supplemented. Stockholders can obtain free copies of these materials and other documents that the Company files with the Securities and Exchange Commission from the Commission’s website at www.sec.gov. Stockholders may also obtain free copies of these materials from MacKenzie Partners, Inc., the information agent for the tender offer, toll free at (800) 322-2885. Stockholders are urged to carefully read these materials prior to making any decision with respect to the tender offer.

Forward-Looking Statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the beliefs of the Company regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, statements regarding the Company’s ability to complete the tender offer at all or in the expected timeframe, the price at which the Company purchases shares pursuant to the tender offer, the number of shares the Company is able to purchase pursuant to the tender offer and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission.  You are cautioned not to place undue reliance on any forward-looking statements contained in this press release.

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Joele Frank, Wilkinson Bimmer Katcher
Thomas Hughes	Andrew Siegel / Nick Lamplough
Chief Executive Officer	212.355.4449
212.2737100